Exhibit 23.2

CONSENT OF WEIR INTERNATIONAL, INC.

Weir International, Inc., as independent mining engineers and geologists, hereby consents to (i) the use of our firm’s name and references to us as experts in the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Ramaco Resources, Inc. (the “Company”), and any amendment thereto, including the prospectus contained therein (the “Registration Statement”) and (ii) the use of our reserves and resource studies (and inclusion of information contained therein in the Registration Statement) relating to the proven and probable coal reserves of the Company’s Berwind, RAM Mine, Knox Creek and Elk Creek properties.

WEIR INTERNATIONAL, INC.

By:	/s/ Fran X. Taglia
Title:	Managing Director

December 29, 2016